EXHIBIT 99.1

Upexi Files litigation in Nevada as first Step in Determining Manipulation of Fractional Share Roundups during Reverse Stock Split

TAMPA, FL, November 25, 2024 (ACCESSWIRE) – Upexi, Inc. (NASDAQ: UPXI) (the “Company” or “Upexi”), a multi-faceted Amazon and Direct-to-Consumer brand owner and innovator in aggregation, announces the Company has filed a complaint in the United States District Court for the District of Nevada to pursue the groups and individuals who orchestrated the manipulative and fraudulent activity in the shares round-up scheme related to Upexi’s reverse stock split.  Upexi anticipates that the court, through the discovery process, will enable the Company to determine who are the individuals owning the accounts and engaged in the manipulative trading transactions within those accounts in connection with and around the announcement and effective date of Upexi’s reverse stock split.   The Company and its legal team will pursue aggressively obtaining the relief that it seeks in the Complaint.

The Company previously announced the reverse stock split. Several weeks subsequent to the effective date, the financial institutions where the suspect trading took place requested 202,183 round-up shares, which represented more than a 19% dilution to our current shareholders and an increase of approximately 40 times the number of individual shareholders owning the Company’s common stock immediately prior to the reverse split.  The foregoing activity appears to have occurred during the three-day trading period between the announcement of the reverse split and its effective date.

Allan Marshall, the Company’s Chief Executive Officer, stated, “The company has taken the first and precedent-setting action in exposing the blatant manipulation around reverse stock splits. Since our previous release regarding this issue, I have been contacted by a number of companies who also were victims of this damaging stock manipulation scheme. I am astonished by the extent of the evidentiary support and encouragement I have received from multiple sources to advance our claims against those whom we believe manipulated the shares of Upexi and other securities. We believe that the evidence will identify and establish organized group trading, groups charging fees to buy and distribute shares for individuals, and individuals opening up to 50 individual accounts to perpetrate the scheme. The fact that so many microcap companies and their shareholders have been damaged in compliant reverse stock splits with no regulatory intervention to protect them against such manipulative activity is unacceptable, and we hope this lawsuit will bring into focus the need for regulatory changes to bring to an end these sinister and deceptive practices. We will follow through with this lawsuit for as long as it takes and hopefully undo some of the damage perpetrated against our shareholders by third parties and to investors in many other companies as well.”

Upexi has identified other Nasdaq-listed companies that were victimized by similar manipulative conduct, possibly by the same perpetrators.  Some of those companies may join the case as co-Plaintiffs given the common conduct and manipulative trading patterns detected, or they may pursue relief independently.

About Upexi, Inc.:

Upexi is a multi-faceted brand owner with established brands in the health, wellness, pet, beauty, and other growing markets. We operate in emerging industries with high growth trends and look to drive organic growth of our current brands. We focus on direct to consumer and Amazon brands that are scalable and have anticipated, high industry growth trends. Our goal is to continue to accumulate consumer data and build out a significant customer database across all industries we sell into. The growth of our current database has been key to the year over year gains in sales and profits. To drive additional growth, we have and will continue to acquire profitable Amazon and eCommerce businesses that can scale quickly and reduce costs through corporate synergies.

FORWARD LOOKING STATEMENTS:

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations, or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with business strategy, potential acquisitions, revenue guidance, product development, integration, and synergies of acquiring companies and personnel. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward- looking statements. Although we believe that the beliefs, plans, expectations, and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Company Contact

Andrew Norstrud, Chief Financial Officer

Email: andrew.norstrud@upexi.com

Phone: (702) 332-5591

Investor Relations Contact

KCSA Strategic Communications

Valter Pinto, Managing Director

Email: Upexi@KCSA.com

Phone: (212) 896-1254

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